SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2004

BIO-KEY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State of incorporation or organization)

1-13463	41-1741861
(Commission file number)	(I.R.S. employer identification no.)

1285 Corporate Center Drive, Suite #175 Eagan, MN 55121
(Address of principal executive office) (Zip code)

Registrant’s telephone number, including area code: (651) 687-0414

Item 2. Acquisition or Disposition of Assets.

On March 30, 2004, BIO-key International, Inc. (“BIO-key”) acquired all of the outstanding capital stock of Public Safety Group, Inc. (“PSG”) pursuant to an Agreement and Plan of Merger dated as of March 30, 2004 (the “Merger Agreement”) by and among BIO-key, BIO-Key Acquisition Corp., a wholly-owned subsidiary of BIO-key, PSG, Mr. D.C. Nagle, Mr. R. Lorenz, Mr. R. Janmohamed and other shareholders of PSG. As a result of this transaction, PSG became a wholly owned subsidiary of BIO-key.

In the acquisition, BIO-key purchased all of the outstanding capital stock of PSG for an aggregate of 2,416,108 shares of BIO-key’s common stock, $500,000 in cash, and the assumption by BIO-key of $600,000 in net liabilities of PSG.  The amount and form of consideration paid to the shareholders of PSG was determined through arms-length negotiations between BIO-key and key PSG executives prior to the execution of the Merger Agreement.  An additional cash earnout payment, determined as a proportion of revenues attained by PSG, will be made to the shareholders of PSG over fiscal years 2004 and 2005.  The common stock issued to the shareholders of PSG consisted of authorized but unissued shares. The cash consideration was paid with cash on hand.

On March 31, 2004, BIO-key issued a press release announcing the acquisition of PSG. A copy of the press release is included herewith as Exhibit 99.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired.

In accordance with Item 7(a) of Form 8-K, the financial statements for PSG required pursuant to Article 3 of Regulation S-X will be filed by amendment to this Form 8-K on or before June 14, 2004.

(b)	Pro Forma Financial Information.

In accordance with Item 7(b) of Form 8-K, the pro forma financial information required pursuant to Article 11 of Regulation S-X will be filed by amendment to this Form 8-K on or before June 14, 2004.

The Exhibit Index hereto is incorporated into this Item 7 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.

Date: April 14, 2004	By:	/s/ Michael W. DePasquale
Michael W. DePasquale
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
2.1*	Agreement and Plan of Merger dated as of March 30, 2004, by and among BIO-key, BIO-Key Acquisition Corp., PSG and all of the shareholders of PSG

99.1*	Press release issued March 31, 2004.

*  Filed herewith.